EXHIBIT 10.40

                     ASSET AND MEMBERSHIP PURCHASE AGREEMENT
                     ---------------------------------------


         ASSET AND MEMBERSHIP PURCHASE AGREEMENT (this "Agreement") is dated as of December 28, 2001, by and between Junum Incorporated, a Delaware corporation ("Junum" or "Seller"), and Emergent Financial Group, Inc., a Delaware corporation ("Purchaser" or "Emergent").

                                   WITNESSETH:
                                   -----------

         WHEREAS, Seller owns 100% of the outstanding capital stock (the "NextTech Shares") of NextTech, Inc., a Nevada corporation ("Next Tech");

         WHEREAS, Next Tech's systems and business plan have been designed to market a credit card-based credit solution to consumers (the "Next Tech Business");

         WHEREAS, Next Tech has completed licensing agreements and operating relationships to initiate and maintain a credit card program, including contracting with a regulated financial institution in good standing with the FDIC or other regulatory body and which is a principal member of VISA or MasterCard, and an agreement in principle with Net 1st Bank (the "Net 1st Agreement");

         WHEREAS, Junum's patent pending systems, in part, serve to optimize consumer credit rating through a series of automated and other processes which are marketed as a membership based, monthly subscription service (as such service may be modified, amended, increased or decreased from time to time, with Next Tech's prior written consent if such modification, amendment, increase or decrease materially effects the Junum Memberships purchased by Purchaser, Junum's "Credit Management Service");

         WHEREAS, Junum desires to acquire new customers for its services;

         WHEREAS, Purchaser desires to purchase 1,200,000 months of Junum's Credit Management Service as such services are offered and provided as of the date hereof (the "Junum Memberships") for the purpose of reselling such Junum Memberships to third parties, including customers of Next Tech, in any denomination (such as 100,000 memberships for 12 months each, or 200,000 memberships for 6 months each, or any other combination);

         WHEREAS, Emergent desires to acquire Junum Memberships at a fixed, discounted purchase price, through a prepayment for such services, and Emergent also desires to acquire control of the facilities and contracts for marketing credit cards through the purchase of all of the outstanding Next Tech Shares;

         WHEREAS, the Seller desires to sell, and Purchaser desires to purchase, the Next Tech Shares and the Junum Memberships (together, the "Assets").

         NOW, THEREFORE, IT IS AGREED:


                                    ARTICLE I

                PURCHASE AND SALE OF ASSETS AND JUNUM MEMBERSHIP
                ------------------------------------------------

         Section 1.1 SALE OF ASSETS. Subject to the terms and conditions herein stated, Seller hereby agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Seller on the Closing Date, all of the Assets (the "Sale"). All customer relationships arising from the resale of the Junum Memberships by Next Tech shall be the sole and exclusive property of Next Tech, and all information pertaining to such customer relationships shall be the sole and exclusive property of Next Tech.

         Section 1.2 PRICE. On the Closing Date, Purchasers shall pay to Sellers a purchase price of $5,000,000 (the "Purchase Price"), payable in the form of 8,333,333 shares of the restricted common stock of Emergent Financial Group, Inc. (the "Emergent Common Stock"). Such shares shall not be transferrable for a period of two years from the Closing Date without the written consent of Emergent, and shall be subject to the Repurchase Rights, as set forth in Section
1.3 below. It is agreed by all parties that the Purchase Price shall be allocated $200,000 for the Next Tech Shares, and $4,800,000 for the Junum Memberships. Each party agrees not to take any position on its financial statements or tax returns that is inconsistent with this allocation, except as may be required by law or by generally accepted accounting principals as determined by independent certified public accountants.

         Section 1.3 TERM. The term of this Agreement shall be for a period of two years, subject to extension as set forth below (the "Term"). Emergent agrees that it will use the purchased Junum Memberships during the Term, provided that if Emergent has not used all of such Junum Memberships during the Term, Emergent shall have the right to extend the Term for an additional two years. Junum agrees that Junum will perform such services for members and customers introduced by Emergent for the Term, and Junum will continue to provide services for then existing members after the expiration of the Term for as long as the member is not in default under Junum's services agreement (including, without limitation, the payment of monthly subscription fees and service unit fees after the expiration of the Term).

         Section 1.4 EXCLUSIVITY. During the Term, Junum shall not enter into any business relationship that will compete with the business of Next Tech in the acquisition of new members who are residents of the United States with respect to the sale and marketing of Junum Memberships bundled in combination in any form with a newly issued, unsecured VISA or MasterCard.

Notwithstanding the foregoing, however, (1) Junum may continue to market its secured card products and marketing program currently in operation with Sterling Bank or any other banking relationship so long as such relationship pertains only to secured credit cards, and (2) Junum may continue any sales or marketing programs in conjunction with Capital One, its affiliates and/or their respective subsidiaries for the distribution of Junum Memberships to Capital One cardholders. In the event that Next Tech and/or Emergent have not activated at least 25,000 memberships within six months following the date that all agreements with third parties necessary to sell the Junum Memberships bundled with an unsecured Next Tech credit card are executed and fully in force (the "Launch Date"), and at least 50,000 memberships within one year following the Launch Date, and after such one year period, not less than 50,000 active and paying memberships continue to be maintained, then this exclusivity provision shall be terminated.

         Section 1.5 REPURCHASE RIGHTS. Emergent shall have the right to repurchase all or any portion of the Emergent Common Stock at any time and from time to time for a purchase price of $0.60 per share during the Term. Such right shall be exercised by written notice to Junum, along with a cashier's check in the amount of the purchase price. Upon tender of such notice and cashier's check, the Emergent Common Stock so purchased shall be immediately transferred to Emergent or cancelled, at Emergent's option. This repurchase right may be assigned by Emergent.

         Section 1.6 CHANGE OF CONSIDERATION. Junum may elect to exchange, at its option, all or any portion of the shares of Emergent Common Stock constituting the Purchase Price for cash in the amount of $0.60 per such share; PROVIDED, HOWEVER, that Junum may only make this election with respect to a maximum aggregate number of shares which would require Emergent to pay to Junum $4.00 per month for each Junum Membership activated by Emergent or any of its affiliates (including, without limitation, Next Tech after the Closing Date), for so long as each such Junum Membership remains active and the customer pays for such services, including service unit fees (fees charged for disputes and deletions from the customer's credit reports) and monthly subscription fees. The election hereunder shall, if at all, be accomplished by written notice to Emergent of such election by Junum, including the number of shares of Emergent Common Stock to be tendered to Emergent, along with a statement showing the number of Junum Memberships activated hereunder, and the combined number of months all such Junum Memberships have at such time been active. Junum shall provide a detailed calculation showing that it is entitled to make such election under the provisions of this paragraph.

         Section 1.7 JUNUM MEMBERSHIPS. Notwithstanding anything to the contrary herein, the term "Junum Memberships" shall include only the monthly subscription fees payable by customers, and shall not include any charges for additional services or service unit charges for disputes and deletions. Accordingly, Junum shall not be entitled to receive payment of monthly subscription fees with respect to the Junum Memberships purchased by Purchaser hereunder, but Junum shall be entitled to payment of its standard charges for disputes and deletions. As of the date hereof Junum currently charges $5.00 per item disputed per credit reporting agency, and $15.00 for each item removed from each consumer credit report. Upon activation of any Junum Membership, as a condition to such activation, Junum must be provided with valid billing information for a credit card and authorization to charge the service unit fees to such credit card.

         Section 1.8 CLOSING. The closing of the Sale referred to in Section 1.1 (the "Closing") shall take place as of December 31, 2001 at the offices of Purchaser. Such time and date are herein referred to as the "Closing Date." The Emergent Common Stock shall be delivered to Seller as soon as possible on or after the Closing Date.


                                   ARTICLE II

                            REPRESENTATIONS OF SELLER
                            -------------------------

         As of the date hereof and the Closing Date, Seller represents and warrants, as follows:

         Section 2.1 AUTHORIZATION AND VALIDITY OF AGREEMENT. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Closing Documents and to perform its obligations under this Agreement and the Closing Documents. The execution, delivery and performance by Seller of this Agreement and the Closing Documents are within its power and have been duly authorized. Upon execution hereof, this Agreement and the Closing Documents shall constitute valid and binding agreements and obligations of Seller, enforceable against Seller in accordance with their respective terms.

         Section 2.2 CONSENTS AND APPROVALS: NO VIOLATIONS. The execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the sale of the Assets as contemplated herein and the other transactions contemplated hereby (a) will not violate any statute, rule, regulation, order or decree of any public body or authority by which any Seller is bound or by which any of their respective properties or assets are bound, (b) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any United States governmental or regulatory body, agency or authority on or prior to the Closing Date, and (c) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of any Seller under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which any Seller is a party, or by which they or any of their respective properties or assets may be bound.

         Section 2.3 EXISTENCE AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed as a foreign corporation to conduct its business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

         Section 2.4 TITLE TO PROPERTY AND ASSETS. (a) The Seller owns and has good title, free and clear of all Encumbrances, to the Assets. There are no liabilities, obligations, contracts, agreements or rights which are binding upon Next Tech, and no rights in favor of any third party which provide any ownership, profit participation, bonus or other right to compensation, royalties, reimbursement or other remuneration from Next Tech to any third party or to Junum, other than an agreement with Net 1st. For purposes hereof; an "Encumbrance" means any security interest, mortgage, lien, charge, claim, condition, equitable interest, pledge, right of first refusal, option, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, transfer, receipt of income or other exercise of any attributes of ownership.

         (b) The Next Tech Shares constitute all of the shares of capital stock of Next Tech, and there are no other securities of any kind or nature whatsoever which are presently outstanding which provide the holder thereof or any other party the right to acquire any capital stock of Next Tech. Upon the Closing Date, Purchaser shall acquire 100% of the ownership interest of Next Tech, free and clear of any Encumbrances.

         Section 2.5 COMPLIANCE WITH LAW. Seller is and at all times has been in full compliance in all respects with all Legal Requirements and Orders applicable to the Assets. Seller has received no notice of any violation of any applicable Legal Requirement or Order. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in a violation by Seller or Next Tech of, or a failure by Seller or Next Tech to comply with, any applicable Legal Requirement or Order. For purposes of this Section 2.5, "Legal Requirement" or "Law" means any federal, state, local, municipal or other administrative order, constitution, law, code, rule, directive, ordinance, principle of common law, regulation, statute and similar provisions having the force or effect of law, and "Order" means any award, decision, summons, writ, injunction, judgment, order, ruling, subpoena, citation, notice, demand letter, directive, decree or verdict entered, issued, made, given or rendered by any court, administrative agency or other governmental body or by any arbitrator.

         Section 2.6 DISCLOSURE. As of the date hereof, all filings of Junum with the United States Securities and Exchange Commission (the "SEC") since November 15, 2000 are true, complete and correct, do not contain any material misstatement of fact, and do not omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Junum has delivered or made available copies of all such filings to Emergent. Junum has not failed to disclose or report any information in any such filing which, in light of the circumstances, would be required to be disclosed or reported under any federal or state securities laws and regulations.

         Section 2.7 LITIGATION. There are no (i) actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Seller, threatened against Seller which would or could result in an Encumbrance against the Assets which would be enforceable against Next Tech or the Purchaser after the Closing Date, or (ii) judgements, injunctions, writs, rulings or orders by any governmental person against any Seller which could in any way restrict Seller's ability to consummate the transactions contemplated herein, or which could result in any Encumbrance on the Assets which would exist after the Closing Date.

         Section 2.8 BROKER'S OR FINDER'S FEES. No agent, broker, firm or other Person acting on behalf of Sellers is, or will be, entitled to any commission or broker's or finder's fees from the Purchaser in connection with any of the transactions contemplated herein.

         Section 2.9 ACCURACY OF INFORMATION. None of the representations and warranties of Junum contained herein or in the documents furnished by Junum pursuant hereto contain any material misstatement of fact, or omit to state any material fact necessary to make the statements herein or therein in light of the circumstances in which they were made not misleading.


                                   ARTICLE III

                          REPRESENTATIONS OF PURCHASER
                          ----------------------------

         As of the date hereof and the Closing Date, Purchaser represents and warrants as follows:

         Section 3.1 COMMON STOCK. Upon the execution and delivery of this Agreement, and the issuance of the shares of Emergent Common Stock which constitute the Purchase Price, such shares shall be duly authorized, validly issued, fully paid and nonassessable.

         Section 3.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Purchaser has full power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution of this Agreement by Seller, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

         Section 3.3 CONSENTS AND APPROVALS: NO VIOLATIONS. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the purchase of the Assets as contemplated herein and the other transactions contemplated hereby (a) will not violate the provisions of the Certificate of Incorporation or Bylaws of Purchaser, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which Purchaser is bound or by which any of their respective properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of; or the giving of any notice to, any United States governmental or regulatory body, agency or authority on or prior to the Closing Date, and (d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which Purchaser is a party, or by which they or any of its properties or assets may be bound.

         Section 3.4 EXISTENCE AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed as a foreign corporation to conduct its business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect. The term "Material Adverse Effect" means any circumstance, change in or effect on Purchaser that is materially adverse to the business, operations, properties, financial condition or results of operations of Purchaser, taken as a whole.

         Section 3.5 DISCLOSURE. As of the date hereof, all filings of Emergent with the SEC since June 30, 2001 are true, complete and correct, do not contain any material misstatement of fact, and do not omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

         Section 3.6 BROKER'S OR FINDER'S FEES. No agent, broker, firm or other Person acting on behalf of Junum is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, in connection with any of the transactions contemplated herein, except as set forth in Section 4.4.

         Section 3.7 ACCURACY OF INFORMATION. None of the representations and warranties of Purchaser contained herein or in the documents furnished by Purchaser pursuant hereto contain any material misstatement of fact, or omit to state any material fact necessary to make the statements herein or therein in light of the circumstances in which they were made not misleading.

                                    ARTICLE IV

                               CERTAIN AGREEMENTS
                               ------------------

         Section 4.1 REASONABLE BEST EFFORTS. Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) the obtaining of all necessary waivers, consents and approvals from governmental or regulatory agencies or authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any governmental agency or authority, (b) the obtaining of all necessary consents, approvals or waivers from third parties, including Net 1st and (c) the defending of any lawsuits or any other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed. In the event any such consent, approval or waiver which is required to consummate the transactions contemplated herein, and which is required to transfer the benefits contemplated herein, is not obtained, the party adversely effected by the failure to obtain such consent, approval or waiver shall have the right to rescind this agreement by tendering all consideration and/or assets received by such party to the other party in exchange for the consideration and/or assets paid by such party.

         Section 4.2 LOCK-UP AGREEMENT.

         (a) All of the Emergent Common Stock constituting the Purchase Price shall not be transferrable for a period of 24 months following the Closing Date without the prior written consent of Emergent; provided, however, that with the prior written consent of Emergent, Junum shall have the right to transfer in a private transaction in compliance with all applicable federal and state securities laws, all or any portion of the Emergent Common Stock to any transferee (a) who executes an agreement satisfactory to Emergent acknowledging the lock-up and repurchase provisions contained herein, and that the Emergent Common Stock shall be subject to Emergent's rights and claims, if any, against Seller, and (b) who is reasonably acceptable to Emergent and not in competition with Emergent.

         (b) Each certificate representing such shares of Emergent Common Stock shall contain a legend describing the restrictions contained in this Agreement.

         Section 4.3 NO SHORT POSITIONS. Without the prior written consent of Emergent, for a period of two years following the date hereof (the "Lock-up Period"), Junum hereby agrees not to sell, loan, pledge, assign, transfer, encumber, distribute, grant or otherwise dispose of; directly or indirectly, or offer, contract or otherwise agree to do any of the foregoing, any rights with respect to (a) any shares of the common stock (the "Common Stock") of Emergent, (b) any options or warrants to purchase any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock, or
(c) any securities convertible into or exchangeable for shares of Common Stock (collectively, the "Securities"), in each case now owned or hereafter acquired directly or indirectly by Junum or with respect to which Junum has or hereafter acquires the power of disposition (collectively a "Disposition"). The foregoing restriction is expressly agreed to preclude the Junum from engaging during the Lock-up Period in any hedging or other transaction which is designed to, or could reasonably expected to lead to or result in a Disposition of the Securities, even if such Securities would be disposed of by someone other than Junum.

         Section 4.4 FINDER'S FEE. In consideration for introducing Purchaser and Seller and assisting in the closing of the transactions contemplated herein, Purchaser shall pay to Palisades Holdings, LLC, or its assignees, a fee equal to a number of shares of Common Stock of Emergent equal to (i) the sum of $500,000, divided by the lowest closing price of such Common Stock as reported for the ten trading days immediately preceding the issuance of such shares of Common Stock. Such shares shall be registered for resale within fifteen calendar days following the Closing Date. Seller has no obligations regarding this fee payable to Palisades Holdings, LLC or the obligations of Emergent with respect to registering the Common Stock constituting such fee.

         Section 4.5 ADDITIONAL MEMBERSHIPS. Purchaser shall have the right, at any time and from time to time on or prior to December 31, 2003, to purchase additional Junum Memberships for total consideration of $4.00 per Junum Membership per month of active service, payable in cash to Junum, plus payment in full of all service unit fees for disputes and deletions.

                                    ARTICLE V

                  SURVIVAL OF REPRESENTATIONS: INDEMNIFICATION
                  --------------------------------------------

         Section 5.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties set forth in this Agreement shall survive for two years after the Closing Date.

         Section 5.2 INDEMNITIES. (a) Seller hereby agrees to indemnify and hold harmless Purchaser from and against any and all damages, claims, losses or expenses (including reasonable attorneys' fees and expenses) ("Damages") actually suffered or paid by Purchaser and/or its Subsidiaries as a result of the breach of any representation or warranty made by such Seller in this Agreement. To the extent that Seller's undertakings set forth in this Section 5.2(a) may be unenforceable, Seller shall contribute the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Damages incurred by the parties entitled to indemnification hereunder.

         (b) Purchaser hereby agree to indemnify and hold harmless Seller against Damages actually suffered or paid by Seller as a result of the breach of any representation or warranty made by the Purchaser in this Agreement. To the extent that the Purchaser's undertakings set forth in this Section 5.2(b) may be unenforceable, the Purchaser shall contribute the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Damages incurred by the parties entitled to indemnification hereunder.

         (c) Any party seeking indemnification under this Section 5 (an "Indemnified Party") shall give each party from whom indemnification is being sought (each, an "Indemnifying Party") notice of any matter for which such Indemnified Party is seeking indemnification, stating the amount of the Damages, if known, and method of computation thereof; and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations of an Indemnifying Party under this
Section 5 with respect to Damages arising from any claims of any third party which are subject to the indemnification provided for in this Section 5 (collectively, "Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive, after the Closing Date, initial notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within such time frame as is necessary to allow for a timely response and in any event within 30 days of the receipt by the Indemnified Party of such notice; PROVIDED, HOWEVER, that the failure to provide such timely notice shall not release the Indemnifying Party from any of its obligations under this
Section 5 except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party; PROVIDED, HOWEVER, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party (upon advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnified Party and such counsel shall contest such Third Party Claims in good faith. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim in any manner that may adversely affect the Indemnified Party. Finally, no Third Party Claim which is being defended in good faith by the Indemnifying Party or which is being defended by the Indemnified Party as provided above in this Section 5.2(c) shall be settled by the Indemnified Party without the written consent of the Indemnifying Party.


                                   ARTICLE VI

                                  MISCELLANEOUS
                                  -------------

         Section 6.1 EXPENSES. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors and accountants.

         Section 6.2 GOVERNING LAW: CONSENT TO JURISDICTION. (a) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of California applicable to contracts made and to be performed entirely within the State of California. In the event of litigation, the prevailing party shall be entitled to reasonable attorneys fees and costs, including prejudgment interest, costs of experts, costs relating to any appeals or post-trial matters, and costs of enforcement and collection.

         (b) Each of the parties agrees that any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of California or the United States District Court for the Central District of California, and, by execution and delivery of this Agreement, each party hereto hereby irrevocably submits itself in respect of its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth opposite its name below and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by law.

         Section 6.3 CAPTIONS. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 6.4 NOTICES. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, addressed as follows:

                  if to Junum, to it at:

                  1590 Corporate Drive
                  Costa Mesa, California 92626
                  Attention: President
                  Tel: (714) 979-5063
                  Fax: (714) 979-5067

                  and if to Purchaser, to it at:

                  Emergent Financial Group, Inc.
                  3125 Sterling Circle, Suite 100
                  Boulder, Colorado
                  Attention: President
                  Tel: (303) 544-0044
                  Fax: (303) 544-0111

or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopy or mailed.

         Section 6.5 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall 1 binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         Section 6.6 WAIVER AND COURSE OF DEALING. No course of dealing or any delay or failure to exercise any right hereunder on the part of any party thereto shall operate as a waiver of such right or otherwise prejudice the rights, powers or remedies of such party.

         Section 6.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. This Agreement may be executed by facsimile, and any facsimile signature shall be deemed an original.

         Section 6.8 ENTIRE AGREEMENT. This Agreement, including the Exhibits, Schedules and other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.

         Section 6.9 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto, other than the finder set forth in Section 4.4.

         Section 6.10 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.

         IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

SELLER                                     PURCHASER:

JUNUM INCORPORATED,                        EMERGENT FINANCIAL GROUP, INC.,
a Delaware corporation                     a Delaware corporation


By: /s/ David B. Coulter                   By:
    ---------------------------------          ---------------------------------
    David B. Coulter                           Jason Galanis
    President and CEO                          President

                          CONSENT AND RECORD OF ACTION
                               OF A MEETING OF THE
                              BOARD OF DIRECTORS OF
                               JUNUM INCORPORATED

                                DECEMBER 31, 2001

         PURSUANT TO SECTION 141(F) OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE WHICH PROVIDES THAT ANY ACTION PERMITTED TO BE TAKEN AT A MEETING OF THE DIRECTORS OF A CORPORATION MAY BE TAKEN WITHOUT A MEETING IF THE DIRECTORS SIGN AN INSTRUMENT WHICH STATES THE ACTION WAS SO TAKEN, THE DIRECTORS OF JUNUM INCORPORATED (THE "CORPORATION") DO HEREBY ADOPT THE FOLLOWING RESOLUTION, EFFECTIVE THE 31st DAY OF DECEMBER, 2001.

RE:      APPRQVAL OF AGREEMENT WITH EMERGENT FINANCIAL GROUP, INC.

         WHEREAS, THE CORPORATION DESIRES TO SELL CERTAIN OF ITS ASSETS TO EMERGENT FINANCIAL GROUP, INC. ("EMERGENT").

         RESOLVED, THAT THE OFFICERS OF THE CORPORATION ARE DULY AUTHORIZED TO ENTER INTO AN ASSET AND MEMBERSHIP PURCHASE AGREEMENT EFFECTIVE DECEMBER 31, 2001, FOR ITS SALE OF ALL OF THE ISSUED AND OUTSTANDING COMMON STOCK OF ITS WHOLLY OWNED SUBSIDIARY, NEXTTECH, INC., A DELAWARE CORPORATION, AND ITS SALE OF 1,200,000 MONTHS OF THE CORPORATION'S CREDIT MANAGEMENT SERVICES (MEMBERSHIPS) TO EMERGENT, AND ON SUCH TERMS AND CONDITIONS AS THE OFFICERS OF THE CORPORATION MAY DETERMINE.

         THE UNDERSIGNED HEREBY CERTIFY THAT THEY ARE ALL OF THE MEMBERS OF THE BOARD OF DIRECTORS OF JUNUM INCORPORATED, A DELAWARE CORPORATION, ENTITLED TO VOTE ON THE FOREGOING MATTERS, AND HEREBY CONSENT AND AGREE TO THE FOREGOING ACTIONS.

DIRECTORS:


/s/ DAVID B. COULTER
--------------------
DAVID B. COULTER
SOLE DIRECTOR